Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson (tjohnson@ezem.com )	Kim Sutton Golodetz ( kgolodetz@lhai.com)
(800) 544-4624 x3317	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com )
(310) 691-7100

FOR IMMEDIATE RELEASE

ADEL MICHAEL JOINS E-Z-EM BOARD OF DIRECTORS

LAKE SUCCESS, N.Y., May 8, 2007—E-Z-EM, Inc., (AMEX: EZM) today announced that Adel Michael was elected to its Board of Directors on May 4, 2007.

Mr. Michael, 63, is an experienced senior executive with a broad background in all aspects of business development and management. Over a distinguished thirty-five year career, he has held leadership positions with global responsibilities in finance, manufacturing, legal and IT systems, and general management. He also has extensive expertise in strategic acquisitions and divestitures, budgeting and planning, financial analysis and controls, profit modeling, international business, treasury and taxes.

Mr. Michael recently served as the Vice Chairman of the Board and Chief Financial Officer of Mentor Corporation (NYSE: MNT), a leading supplier of Medical Aesthetics and Urology products for the global market. Prior to Mentor he was Senior Vice President and Chief Financial Officer of Getz Brothers and Co. Inc., San Francisco, CA. a subsidiary of the Marmon Group Chicago, Il. Marmon is a major international conglomerate of manufacturing and services worldwide with annual revenues of over $7 billion and employing 40,000 employees, where Michael also served as a Corporate Controller. Michael was the Controller of Amphenol Corporation, a subsidiary of Allied / Signal Corporation in Toronto, Canada and Chicago, IL.

Commenting on the announcement, Paul S. Echenberg, Chairman of E-Z-EM, Inc., said, “The election of Adel to our board is a reflection of our desire to add new perspective and expertise to our board. Adel brings to us a wealth of experience and knowledge in strategic business development, and we look forward to the benefits of his guidance.”

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen®, the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for first-responder organizations and military services. RSDL is a patented, broad-spectrum liquid chemical warfare (CW) agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: to develop its products, continued market acceptance and sales of VoLumen®, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended March 3, 2007 and its Annual Report on Form 10-K for the fiscal year ended June 3, 2006. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

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